Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to the Registration Statement of ASP Isotopes Inc. on Form S-1 (No. 333-267392) to be filed on or about November 4, 2022 of our report dated April 21, 2022, on our audit of the financial statements as of December 31, 2021 and for the period from September 13, 2021 (inception) through December 31, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

November 4, 2022